                                                                     EXHIBIT 2.5

                            STOCK PURCHASE AGREEMENT

                                  by and among

                          FARM JOURNAL HOLDINGS, INC.

                                      and

                                THE STOCKHOLDERS

                                       of

                      PROFESSIONAL MARKET MANAGEMENT, INC.

                                  dated as of

                                 March 17, 1998

                  ____________________________________________

                      Relating to the Sale and Purchase of
                              the Capital Stock of
                      PROFESSIONAL MARKET MANAGEMENT, INC.

                               TABLE OF CONTENTS

SECTION 1. PURCHASE AND SALE OF SHARES.................................................  1
            1.1   Agreement to Purchase and Sell.......................................  1
            1.2   Closing..............................................................  1

SECTION 2. PURCHASE PRICE..............................................................  1
            2.1   Cash Purchase Price..................................................  1
            2.2   Post Closing Adjustment to Purchase Price............................  1

SECTION 3. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE
            STOCKHOLDERS REGARDING COMPANY.............................................  2
            3.1   Organization and Standing of the Company.............................  2
            3.2   Qualification........................................................  2
            3.3   Capital Structure of the Company.....................................  2
            3.4   No Restrictions Upon the Company.....................................  3
            3.5   No Subsidiaries......................................................  3
            3.6   Financial Statements.................................................  3
            3.7   Events Subsequent to the Balance Sheet Date..........................  3
            3.8   Liabilities..........................................................  4
            3.9   Guarantees...........................................................  4
            3.10  Real Property........................................................  5
            3.11  Tangible Personal Property...........................................  5
            3.12  Contracts............................................................  5
            3.13  Intellectual Property................................................  7
            3.14  Compliance with Law..................................................  8
            3.15  Environmental Matters................................................  9
            3.16  Boycott Matters...................................................... 10
            3.17  Litigation........................................................... 10
            3.18  Tax Matters.......................................................... 10
            3.19  Certain Payments..................................................... 12
            3.20  Employees............................................................ 12
            3.21  Labor Relations...................................................... 12
            3.22  Benefit Plans........................................................ 13
            3.23  Insurance............................................................ 15
            3.24  Accounts............................................................. 15
            3.25  Intercompany Accounts, Working Capital and Dividends................. 16
            3.26  Relationship of Assets at Closing to Assets Used in Business......... 16
            3.27  Customer List........................................................ 16

SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH OF THE
            STOCKHOLDERS REGARDING SHARES.............................................. 16
            4.1   Ownership of Stock................................................... 16
            4.2   No Restrictions Upon the Stockholders................................ 17
            4.3   Brokers and Finders.................................................. 17

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER................................. 17
            5.1   Organization, Standing and Corporate Authority....................... 17
            5.2   Brokers and Finders.................................................. 17

SECTION 6. COVENANTS OF STOCKHOLDERS................................................... 17
            6.1   Conduct of the Company Pending Closing............................... 17
            6.2   Access Pending Closing............................................... 19
            6.3   Consents of Third Parties............................................ 19
            6.4   Resignations......................................................... 19
            6.5   Transfers............................................................ 19
            6.6   Continuing Relationships............................................. 19
            6.7   No Shop Clause....................................................... 20
            6.8   Closing.............................................................. 20
            6.9   Election to Treat as Asset Sale...................................... 21
            6.10  Allocation of Purchase Price......................................... 21
            6.11  Publicity............................................................ 21
            6.12  Non-Disclosure....................................................... 21
            6.13  Non-Competition...................................................... 21
            6.14  Employee Benefit Matters............................................. 22
            6.15  Referrals............................................................ 23

SECTION 7. COVENANTS OF PURCHASER...................................................... 23
            7.1   Books and Records.................................................... 23
            7.2   Closing.............................................................. 24
            7.3   Continuing Relationships............................................. 24
            7.4   Publicity............................................................ 24
            7.5   Nonsolicitation...................................................... 24

SECTION 8. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE.............................. 24
            8.1   Representations and Warranties....................................... 24
            8.2   Performance.......................................................... 24
            8.3   Liabilities.......................................................... 24
            8.4   Shares............................................................... 25
            8.5   Corporate Books...................................................... 25
            8.6   Resignations......................................................... 25
            8.7   Proof of Good Standing............................................... 25
            8.8   Transfers and Release of Guarantees.................................. 25
            8.9   Certificate of Officer............................................... 25
            8.10  Opinion of Counsel................................................... 25
            8.11  PFA Closing.......................................................... 26
            8.12  Financing............................................................ 26
            8.13  Due Diligence........................................................ 26
            8.14  Further Assurances................................................... 27

SECTION 9. CONDITIONS TO OBLIGATION OF STOCKHOLDERS TO CLOSE........................... 27
            9.1   Representations and Warranties....................................... 27
            9.2   Performance.......................................................... 27

            9.3   PFA Closing.......................................................... 27

SECTION 10. TERMINATION................................................................ 27
           10.1   Mutual Termination; Termination For Unsatisfaction of Conditions..... 27
           10.2   Termination Due to Financing or Due Diligence........................ 28
           10.3   Termination Due to Loss.............................................. 28

SECTION 11. INDEMNIFICATION AND SURVIVAL............................................... 28
           11.1   Indemnification of the Purchaser by the Stockholders................. 28
           11.2   Indemnification of the Purchaser by the Stockholders Regarding Shares 29
           11.3   Indemnification of the Stockholders.................................. 29
           11.4   Procedure for Indemnification........................................ 29
           11.5   Survival............................................................. 30

SECTION 12. MISCELLANEOUS.............................................................. 31
           12.1   Written Agreement to Govern.......................................... 31
           12.2   Severability......................................................... 31
           12.3   Notices.............................................................. 31
           12.4   Counterparts......................................................... 32
           12.5   Law to Govern........................................................ 32
           12.6   Successors and Assigns............................................... 32
           12.7   Further Assurances................................................... 32
           12.8   Gender, Number and Headings.......................................... 32
           12.9   Schedules and Exhibits............................................... 32
           12.10  Waiver of Provisions................................................. 33
           12.11  Expenses............................................................. 33
           12.12  Recitals............................................................. 33
           12.13  Knowledge of the Stockholders........................................ 33
           12.14  No Third Party Beneficiaries......................................... 33
           12.15  Expenses............................................................. 33
           12.16  Additional Definitions............................................... 33

                                   EXHIBITS
                                   --------

A  Stockholders

                                   SCHEDULES
                                   ---------

2.2        Schedule of Current Accounts Included in Price Adjustment Computation
3.1.1      Certificate of Incorporation and By-Laws
3.1.2      Officers and Directors of the Company
3.2        Trade Names and Offices
3.5        Publishing Affiliates
3.6(a)     Annual Financial Statements
3.6(b)     Interim Financial Statements
3.7(b)     Officer Compensation Changes
3.11.1     Tangible Personal Property
3.11.2     Non-Transferred Hardware
3.12(a)    Contracts
3.12(c)    Subscription Agreement Exceptions
3.13(a)    Intellectual Property
3.13(c).1  Licensed Property
3.13(a).2  Shared Software Not Transferred
3.13(d)    WITs Product Description
3.14(a)    Licenses and Permits
3.14(b)    Exceptions to Compliance with Law
3.17       Litigation
3.18       Tax Matters
3.20       Compensation
3.22       Benefit Plans
3.23(a)    Insurance Policies
3.23(b)    Insurance Claims
3.24       Accounts
6.6(a)     Retained Employees
6.10       Agreed Values

                           STOCK PURCHASE AGREEMENT
                           ------------------------

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 17/th/ day of March, 1998, by and among Farm Journal Holdings, Inc., a Delaware corporation (the "Purchaser"), Merrill J. Oster, Carol J. Oster, David M. Oster Family Trust and Leah J. Rippe Family Trust (collectively the "Stockholders").

                                   RECITALS
                                   --------

          WHEREAS, the Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders that number of shares of Common Stock (the "Shares") listed beside each Stockholder's name on Exhibit A,
                                                                     ---------
respectively, of Professional Market Management, Inc. (the "Company") together with all rights incident thereto, including, without limitation, the goodwill of the Company.

          WHEREAS, the Company is engaged, inter alia, in the business of the
                                           ----- ----
provision of the Cash Master managed marketing program (the "Business").

          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

     SECTION 1    PURCHASE AND SALE OF SHARES.
     ---------    ---------------------------

     1.1  Agreement to Purchase and Sell. On the Closing (as defined below),
          ------------------------------
the Stockholders shall sell their Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Stockholders, on the terms and subject to the conditions hereinafter provided and in reliance on the representations, warranties, covenants, promises, agreements and undertakings contained herein.

     1.2  Closing. The consummation of the purchase and sale of the Shares
          -------
hereunder (the "Closing") shall take place at the offices of Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania, at 11:00 A.M., local time, on March 31, 1998, or such other date upon which the Purchaser and the Stockholders may mutually agree in writing (the "Closing Date"). For all purposes hereunder, the Closing shall be deemed to have occurred on the close of business on the Closing Date.

     SECTION 2    PURCHASE PRICE.
     ---------    --------------

     2.1  Cash Purchase Price. The Purchaser shall pay to each Stockholder in
          -------------------
good funds on the Closing Date $200.00 per Share held by such Stockholder, representing an aggregate total cash purchase price of $100,000.

     2.2  Post Closing Adjustment to Purchase Price . As soon as all
          -----------------------------------------
transactions for the period through the Closing Date are entered into the Company's books but in no event more than 30 days subsequent to the Closing Date, the Stockholders shall deliver to the Purchaser a list of the balances as of the close of business on the Closing Date of those current liability accounts and current asset accounts listed on Schedule 2.2. Such statement shall be
                                     ------------
substantially in the form of Schedule 2.2, which shows the balances of the
                             ------------
referenced accounts as of December 31, 1997 (the "Balance Sheet Date"). All pre-closing transactions shall be entered on the Company's books in accordance with the methods and in respect to the accounts as similar transactions were recorded prior to the Balance Sheet Date. No adjustments shall be made in the amounts recorded in the books for collectability of receivables or for contingent or unknown liabilities as of the Closing Date and the allowance for doubtful accounts and general reserves accounts shall not be changed from the Balance Sheet Date and thus shall not be included in Schedule 2.2. To the extent that
                                             ------------
the excess of the balances of the current asset accounts over the balances of the current liabilities accounts listed on Schedule 2.2 as of the close of
                                           ------------
business on the Closing Date is more than the excess shown on Schedule 2.2 as of
                                                              ------------
the Balance Sheet Date, the Purchaser shall pay the difference to the Stockholders in proration to the Shares held by each. To the extent such excess as of the close of business on the Closing Date is less than the excess shown on
Schedule 2.2 as of the Balance Sheet Date, the Stockholders shall pay the
------------
difference to the Purchaser in proportion to the Shares held by each. All payments provided for herein shall be made within 15 days after the statement required hereby is delivered to the Purchaser.

     SECTION 3    COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     ---------    -------------------------------------------------------------
                  REGARDING COMPANY.
                  -----------------

          The Stockholders hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

     3.1  Organization and Standing of the Company. The Company is a
          ----------------------------------------
corporation which is duly organized, validly existing and in good standing under the laws of the State of Iowa. Schedule 3.1.1 contains complete and correct
                               --------------
copies of the Certificates of Incorporation and By-laws, as amended, of the Company (the "Formation Documents"). The Company has all necessary corporate power and authority to engage in the Business as it is presently conducted, to own all property now owned by it, and to lease all of the property used by it under lease. A true and correct copy of the corporate minutes and stock transfer records of the Company have been delivered to the Purchaser, and the same constitute a complete and accurate record of the proceedings taken by its Stockholders and directors, and a complete and accurate record of all issuances and transfer of shares of its capital stock. Schedule 3.1.2 contains a complete
                                             --------------
and accurate list of the officers and directors of the Company.

     3.2  Qualification. The Company is duly qualified to do business in Iowa
          -------------
and the Company is in good standing in such jurisdiction and in no others. To the Stockholders' knowledge, without any investigation, the Company is not required to qualify to do business in any other state. To the knowledge of the Stockholders, Schedule 3.2 is a true and correct listing of all fictitious and
              ------------
trade names used by the Company and the addresses of all offices of the Company and any locations where the Company's employees were based during its existence.

     3.3  Capital Structure of the Company. The authorized capital stock of the
          --------------------------------
Company consists solely of 1,000 shares of common stock, with no par value, of which 500 shares are duly authorized, validly issued and outstanding, and fully paid and non-assessable. No other class or series of capital stock of the Company is or has been authorized. There is no obligation which is or may be binding upon the Company to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto. The Stockholders are the sole shareholders of record of the Company on the date of this Agreement.

     3.4  No Restrictions Upon the Company. Except for the OCI Guaranty and the
          --------------------------------
Lease Obligation described in Section 3.8(a), the Company is subject to no
                              --------------
restriction, agreement, law, judgment or decree (including, without limitation, any restriction contained in its Formation Documents) which would (a) prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby, or (b) result in the acceleration of any indebtedness of the Company.

     3.5  No Subsidiaries. The Company has no subsidiaries, nor does it own any
          ---------------
capital stock or other equity or ownership interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Schedule 3.5 sets forth the names of all entities controlled by
              ------------
the Stockholders which are engaged in the publishing business, whether in print or electronic.

     3.6  Financial Statements.
          --------------------

          (a) Schedule 3.6(a) contains a true copy of the Company's unaudited
              ---------------
     balance sheet and the statement of earnings and retained earnings, for the fiscal years ended December 31, 1996 and December 31, 1997 (the "Balance Sheet Date") (the "Financial Statements"). The Financial Statements have been prepared from the Company's books and records, and were prepared consistent therewith. The Stockholders make no other representations as to the Financial Statements.

          (b) Schedule 3.6(b) contains a copy of the Company's unaudited balance
              ---------------
     sheet and statement of earnings and retained earnings for the one month period ending January 31, 1998 (the "Interim Statements"). The Interim Statements were taken from the Company's books and records and were prepared consistent therewith. The Stockholders make no other representations as to the Interim Statements.

     3.7 Events Subsequent to the Balance Sheet Date. Except to the extent
         -------------------------------------------
provided for in Sections 3.10, 3.11, 3.12, 3.13, 3.25 and 6.6. there has not
                -------------  ----  ----  ----  ----     ---
been since the Balance Sheet Date:

          (a) Any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any declaration, setting aside or payment of any dividend or distribution on any capital stock of the Company other than dividends or distributions which would not violate Section 3.25 hereof;
             ------------

          (b) Any increase in the compensation or benefits payable or to become payable by the Company to any of its directors or officers except as disclosed in Schedule 3.7(b);
                  ---------------

          (c) Any incurrence by the Company (i) of any indebtedness for borrowed money or (ii) of any other indebtedness or of any liability in respect thereof, except for the incurrence of indebtedness (other than for borrowed money), in the ordinary course of business or any commitment by the Company for an incurrence which would violate (i) or (ii);

          (d) Any contractual commitment by the Company to any third party, other than as provided in this Agreement or arising in the ordinary course of the Company's business, relating to (i) the Assets or Business of the Company, or (ii) the acquisition or disposition of Assets of the Company;

          (e) Any transaction, other than in the ordinary course of business on the same basis or terms as reflected in the Financial Statements, between the Company and any shareholder, director, officer or affiliate of the Company;

          (f) Any change in any accounting policies and procedures or practices by the Company; or

          (g) Any discount or adjustment in accounts receivable of the Company except as provided in Section 3.25 or arising in the ordinary course of the
                           ------------
     Company's business consistent with past practices or the collection of any accounts receivable other than in the ordinary course of business consistent with past practices.

     3.8  Liabilities.
          -----------

          (a) As of the Balance Sheet Date, to the knowledge of the Stockholders, the Company had no liabilities (which liabilities when taken individually or in the aggregate, are material) of any nature, whether accrued, absolute, continent or otherwise, asserted or unasserted, except liabilities stated or disclosed in the Financial Statements or disclosed in this Agreement or Exhibits or Schedules furnished to Purchaser herewith and except for the guaranty (the "OCI Guaranty") by the Company of the obligations of Oster Communications, Inc. ("OCI") to American National Bank and Trust Company of Chicago ("ANB") which will be released on Closing and except for obligations as a co-lessor in regard to the leases for the Leased Equipment referred to in Section 3.11 (the "Lease Obligation").
                                     ------------

          (b) As of the date hereof and as of the Closing Date, to the knowledge of the Stockholders, the Company does not have and will not have, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, except liabilities stated or disclosed in the Financial Statements, liabilities disclosed in this Agreement or Exhibits or Schedules furnished herewith, and except for liabilities incurred in the ordinary course of business since the Balance Sheet Date.

          (c) Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and consistent with past practices.

     3.9  Guarantees. Except for the OCI Guaranty, which will be released on
          ----------
Closing, the Lease Obligation, which will be released on Closing except for the Leased Equipment, and indemnity provisions in written Contracts listed in
Schedule 3.12(a), the Company is not a guarantor, indemnitor or insurer or
----------------
otherwise liable for or in respect of any indebtedness of any person except as an endorser of checks received by it and deposited in the ordinary course of business.

     3.10  Real Property.
           -------------

           (a) Fee Ownership. The Company does not own any real property;
               -------------

           (b) Lease Obligations. On the date hereof the Company is leasing
               -----------------
     space in Cedar Falls, Iowa, pursuant to an oral arrangement from an affiliate of the Stockholders. On the Closing, the Stockholders shall cause the oral lease to be cancelled and the Company shall sublease the same space from an affiliate of the Purchaser. The Company leases no other space.

     3.11 Tangible Personal Property . Except as set forth in Schedule 3.11.1
          --------------------------                          ---------------
regarding property indicated thereon as leased, the Company has or at Closing will have good and marketable title to all equipment, computer hardware, furniture, and other tangible personal property listed in Schedule 3.11.1
                                                          ---------------
(except for personal property disposed of in the ordinary course of business after the date thereof and replaced with other personal property of comparable value and utility), free and clear of any liens, claims, security interests, options, leases, restrictions or encumbrances which adversely affect the marketability of title thereto. The Stockholders shall cause any personal property shown on Schedule 3.11.1 as not owned by the Company on the date hereof
                  ---------------
to be transferred to the Company at or prior to Closing except for personal property listed in Schedule 3.11.1 which is leased by unrelated third parties to
                   ---------------
an affiliate of the Company on the date hereof (the "Leased Equipment"). On or prior to the Closing, the Stockholders shall cause either the Leased Equipment to be subleased to the Company or a new lease for such Leased Equipment to be entered into between the Company and the lessor on substantially the same terms as presently leased to the Company's affiliate and shall secure the Company's release in regard to equipment covered by the lease other than the Leased Equipment. The assets listed on Schedule 3.11.1 constitute all the tangible
                                ---------------
personal property used solely in the operation of the Company's Business as currently conducted but do not include assets owned by affiliates of the Company the use of which is shared by the Company other entities affiliated with the Company. Schedule 3.11.2 lists all hardware used by the Company in the delivery
         ---------------
of electronic products which is owned by and shared with affiliates of the Company and is thus not being transferred to the Company on Closing. EXCEPT AS EXPRESSLY PROVIDED HEREBY THE STOCKHOLDERS MAKE NO OTHER WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PERSONAL PROPERTY DESCRIBED IN SCHEDULE 3.11 OR ANY OTHER PERSONAL PROPERTY INCLUDING
                      -------------
WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE. The Company does not hold any property on consignment, nor does the Company hold title to any property in the possession of others.

     3.12  Contracts.
           ---------

           (a) Except as set forth in Schedule 3.12(a), except for the
                                      ----------------
     transactions with affiliates provided for in Section 6.6 or to be
                                                  -----------
     terminated on Closing pursuant to Section 3.12(d), and except as provided
                                       ---------------
     for in Section 3.11 as to Leased Equipment and Section 3.13(c) as to
            ------------                            ---------------
     Licensed Property, the Company is not a party to, or bound by, any oral or written contracts, agreements, commitments, arrangements or understandings (the "Contracts"): (i) for the employment of any officer or employee which is not terminable by the Company at will without penalty; (ii) for any indebtedness; (iii) involving leasing personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures and vehicles) which require an annual payment in excess of $5,000 or the current term of which exceeds two years; (iv) involving the payment or receipt of in excess of $10,000 per annum by the Company or the current term of which exceeds one year (other than Subscription Agreements as defined in Section 3.12(c);
                                                            ---------------
     (v) providing for the services of distributors, sales representatives or similar representatives; (vi) relating to the ownership, use or licensing of any patents, trademarks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, technology, trade secrets or other proprietary rights; (vii) containing covenants by or binding on the Company not to compete or to abide by any confidentiality agreement; (viii) for the sale of goods or services to any governmental authority, including any open purchase order issued by such entities; (ix) relating to any joint venture or partnership contract or agreement; (x) for the incurrence of any capital expenditure in excess of $10,000; (xi) for or with respect to any advertising except for advertising contracts made in the ordinary course of business and for a duration not in excess of one year; and (xii) granting to any person any right to purchase any of the Company's assets.

          (b) Except for the transactions with affiliates provided for in
     Section 6.6 or to be terminated on Closing pursuant to Section 3.12(d),
     -----------                                            ---------------
     except as provided for in Section 3.11 as to Leased Equipment and Section
                               ------------                            -------
     3.13(c) as to Licensed Property, and except for Subscription Agreements,
     -------
     all oral or written contracts, agreements, commitments or undertakings by which the Company is bound, including without limitation the Contracts, constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither the Company or, to the knowledge of the Stockholders, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any such Contract, the termination of which could have a Material Adverse Effect upon the Company. Correct and complete copies of all written Contracts disclosed on Schedule 3.12(a) and all written amendments thereto
                            ----------------
     have been delivered to the Purchaser. In respect to any oral Contract or any oral amendment to a Contract, accurate summaries of the material terms thereof have been delivered to the Purchaser.

          (c) Except as disclosed in Schedule 3.12(c), with respect to any and
                                     ----------------
     all agreements of the Company, whether written or oral, relating to the purchase of products or services of the Business by paying subscribers ("Subscription Agreements"):

             (i) The Company is the contracting party that provides the products or services under the Subscription Agreements;

             (ii) The Subscription Agreements have all been entered into by the Company in the ordinary course of business, and none of the Subscription Agreements have been materially amended subsequent to the Balance Sheet Date or provide for the Company's fees to be materially reduced below the charges in effect thereunder on the Balance Sheet Date;

             (iii) To the Stockholders' knowledge, the satellite delivery system utilized by the Business is currently capable of handling the volume of data transmission services currently required by the Subscription Agreements and no increased volume of such services has been promised by the Company to its customers which would exceed such capability;

             (iv) Since the Balance Sheet Date, claims for credits have been adjusted in the ordinary course of business and on the Closing Date there will be no outstanding material claims for credits, monies, or the like due customers in regard to the Subscription Agreements;

             (v) Since the Balance Sheet Date, the Company has received no written notices of any warranty or indemnity claims by customers under any of the Subscription Agreements which have not been settled with the customer claimant except for claims which in the aggregate are not material;

             (vi) Since the Balance Sheet Date, any and all enhancements to services required by the Subscription Agreements to be provided to customers have been completed and implemented in a timely manner and no contract for other enhancements to services has been entered into by the Company with its customers;

             (vii) Since the Balance Sheet Date, the Company has received no written notice of default from any customer under any of the Subscription Agreements where such default would result in a material liability;

             (viii) Since the Balance Sheet Date, the Company has received no notice of the filing by any customer of a petition in bankruptcy, assignment for the benefit of creditors, a petition seeking reorganization, composition, liquidation, dissolution or similar arrangement where the impact of an adverse outcome would have a Material Adverse Effect on the Business;

             (ix) All accounts receivable arising therefrom shown on the Interim Statements or arising thereafter, to the extent shown on the Company's books as uncollected on the Closing, represent valid obligations incurred by subscribers; and

             (x) The Stockholders have no reason to believe that the relationships of the Company with its customers are not good commercial working relationships.

          (d) Except as provided in Section 6.6 and 3.13(c), the Stockholders
                                    -----------     -------
     will cause the Company to terminate all arrangements with affiliates of the Stockholders as of the Closing.

     3.13 Intellectual Property.
          ---------------------
          (a) The Company has good and marketable title to all domestic and foreign patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, copyrights, copyright registrations, copyright registration applications, and service marks, service mark registrations and service mark registration applications listed in Schedule 3.13(a) (the "Intellectual Property").
                            ----------------
          (b) There are no interference, opposition or cancellation proceedings or infringement suits pending, or to the knowledge of the Stockholders, threatened with respect to any Intellectual Property. To the knowledge of the Stockholders, no other person is infringing on any Intellectual Property and the Company is not infringing on the proprietary rights of others and has not received any notice of a claim of such infringement

     (c) The Company currently uses the software described in Schedule 3.13(c).1
                                                              ----------------
     which is owned by or licensed to affiliates of the Company (the "Licensed Property"). On or prior to the Closing, the Stockholders shall cause such rights in the Licensed Property as such affiliates have on the date hereof to be either transferred to or sublicensed to the Company. On the Closing, the Company shall have the same rights to use the Licensed Property as such affiliate had on the date hereof. The Company also uses the software on
     Schedule 3.13(c).2, the right to the use of which is not being transferred
     ------------------
     to the Company. To the knowledge of the Stockholders, the software described in Schedule 3.13(c).2 is all of the software owned by or licensed
                  ----------------
     to affiliates of the Company which is being used by the Company and which is not either owned or licensed to the Company or is Licensed Property. No other software used by the Company through arrangements with its affiliates except for the Licensed Property is being transferred to the Company and all arrangements for the use of software of affiliates will be terminated on Closing pursuant to Section 3.12(d); provided that the Stockholders
                            ---------------
     shall cause the affiliates of the Company to permit the use of any other software owned or licensed by affiliates of the Company which is not transferred to be used by the Company at the Company's cost and risk after the Closing until January 20, 1999 while the Purchaser is transitioning to its own software systems.

          (d) The Company does not have on the date hereof and shall not have on the Closing any rights to the WITs Product or any applications thereof as described in Schedule 3.13(d). It is the intent of the Stockholders that
                  ----------------
     the WlTs Product as so described will not compete with the Business as currently conducted and based on the description in Schedule 3.13(d)
                                                         ----------------
     Purchaser concurs that the WITs Product will not compete with the Business as presently conducted.

     3.14 Compliance with Law.
          -------------------

          (a) The Company has the permits and licenses from governmental bodies listed in Schedule 3.14(a) hereto. Such permits and licenses constitute all
               ----------------
     of the permits and licenses required, to the knowledge of the Stockholders, from federal, state or local authorities in order for the Company to conduct the Business as currently conducted. To the Stockholders' knowledge, the Company is in compliance with the terms and conditions of all such permits and licenses. To the Stockholder's knowledge, no permits and licenses will terminate on Closing.

          (b) Except as disclosed in Schedule 3.14(b) hereto, to the knowledge
                                     ----------------
     of the Stockholders, the Company is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, regulation, franchise, permit or license of any governmental body, the violation of which may result in a Material Adverse Effect.

     3.15 Environmental Matters.
          ---------------------

          (a) The Company has not violated, and has received no notice of any violation of the Environmental Laws, whether on property owned, leased or controlled by the Company or on property of others, or otherwise, and there is no known condition with respect to the Company or its assets or its prior actions which with the passage of time is reasonably likely to lead to a material violation of any of the Environmental Laws. For this purpose, "Environmental Laws" shall refer to any law, rule, or regulation of, any federal, state or local governmental authority to which the properties, assets, personnel or business activities of the Company are subject or to which the Company is subject, and which relate to the environment (including, without limitation, federal, state and local laws, statutes, rules and regulations and the common law relating to environmental matters and contamination of any type whatsoever, including, without limitation:
     (i) treatment, storage, disposal, incineration, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands; (vi) the protection of natural resources; (vii) storage tanks, vessels and related equipment; (viii) abandoned or discarded barrels, containers and other closed receptacles; (ix) health and safety of employees and other persons; and (x) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, incineration, transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or solid or hazardous waste.

          (b) The Company has obtained and maintained in good standing all permits, inspections licenses and other authorizations which are required under the Environmental Laws for the operation of the Company's business, complete copies (or, if oral, a summary) of which have been provided to the Purchaser.

          (c) The Company is in compliance with all terms and conditions of such required permits, licenses and authorizations, and it and its properties are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, timetables and other provisions contained in the Environmental Laws.

          (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, notice of investigation, proceeding notice or demand letter pending or, to the knowledge of the Stockholders, threatened against the Company relating in any way to the Environmental Laws.

          (e) There are no orders from or agreements with any governmental or any private party relating to violations of or compliance with the Environmental Laws.

     3.16 Boycott Matters. The Company is in compliance with all applicable
          ---------------
governmental statutes, laws, decrees, orders, rules and regulations which prohibit or regulate the boycott of or refusal to deal with any person, including, without limitation, the Export Administration Amendments of 1977 (50 U.S.C. App. Section 2401 et seq.), the Ribicoff Amendments to the Tax Reform Act
                         -- ---
of 1976 (Section 999 of the Internal Revenue Code of 1986, as amended to date (the "Code")) and the Sherman Act (15 U.S.C. Section 1 et seq.), and all rules
                                                       -- ---
and regulations promulgated pursuant to the foregoing.

     3.17 Litigation. Except as disclosed in Schedule 3.17, there is no suit,
          ----------                         -------------
arbitration, claim, investigation, action or proceeding, in law or in equity, now pending or, to the knowledge of the Stockholders, threatened before any court, arbitrator, commission, administrative or regulatory body, or any governmental agency to which the Company is a party or which may result in any judgment, award, order, decree, liability or other determination which will or could have a Material Adverse Effect or which will or could prevent or interfere with the consummation of any transactions contemplated hereby. No such judgment, order, award or decree has been entered, nor has any such determination been made or liability been incurred, which has, or could have, such a Material Adverse Effect.

     3.18 Tax Matters.
          -----------

          (a) As used herein, the term "Tax" or "Taxes" means any and all
                                        ---      -----
     federal, state, local or foreign income, corporation, gross receipts, profits, gains, capital duty, franchise, withholding, payroll, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, recapture, estimated or similar tax, together with any interest, penalties or additions in respect of the foregoing, and including any transferee or secondary liability in respect of such taxes.

          (b) Except as set forth on Schedule 3.18:
                                     -------------
              (i) the Company has timely filed in accordance with applicable law all federal Iowa and foreign tax returns (including without limitation information returns and other material information) (the "Returns") required to be filed through the date hereof and shall timely file any such returns required to be filed on or prior to the Closing Date. To the knowledge of the Stockholders, all Returns and other information filed are complete and accurate in all material respects. The Company has not requested any extension of time within which to file Returns (including without limitation information returns) in respect of any Taxes, which Returns have not been filed except for 1997 Returns. The Stockholders have made available to the Purchaser complete and accurate copies of the Company's federal, state and local Tax returns for the past three years together with all examination reports and statements of deficiencies assessed against or agreed to by the Company for any taxable period ended on or after January 1, 1993.
          Schedule 3.18 indicates those Tax Returns of the Company filed
          -------------
          since January 1,1993 that have been audited and indicates those Tax Returns that currently are the subject of audit;

              (ii) all taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full;

              (iii) There are no pending or, to the knowledge of the Stockholders, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of the Company or such Company's attorneys or accountants, is likely to result in a material additional liability for Taxes. Except as set forth on Schedule 3.18, no waiver or extension of a statute of
                   -------------
          limitations relating to Taxes is in effect with respect to the Company;

              (iv) There are no liens for Taxes (other than for current Taxes not yet due and payable) on any Company assets;

              (v) The Company and each of its Stockholders made a valid election effective as of April 1996, to be treated as an "S" corporation within the meaning of Section 1361 of the Code for federal and applicable state and local income Tax purposes. The Company has, for federal and applicable state and local income Tax purposes, qualified as an "S" corporation within the meaning of Section 1361 of the Code from the effective date of its election to be treated as an "S" corporation through the date of this Agreement and shall qualify as an "S" corporation through and including the Closing Date. The Company has no undistributed "C" corporation earnings and profits. Each Stockholder of the Company, including the Stockholders, is and at all times has been an individual or trust eligible to be a Stockholder of an "S" corporation in accordance with Section 1361(b) of the Code. None of the Stockholders of the Company or the Company has taken or omitted to take any action which would cause the Company to cease to be treated as an "S" corporation within the meaning of Section 1361 of the Code for federal and applicable state and local income Tax purposes;

              (vi) None of the assets of the Company (A) secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code, (B) is "Tax-exempt use property" within the meaning of Section 168(h) of the Code, (C) is used predominantly outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), (D) is "Tax exempt bond financing property" within the meaning of Section 1 68(g)(5) of the Code, (E) is "limited use property" with the meaning of Revenue Procedure 76-30 or (F) shall be treated as owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code. The transactions contemplated by this Agreement are not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law. None of the Stockholders is a person other than a United States person within the meaning of the Code;

              (vii) No claim with respect to the Company has been made on or after January 1, 1993 by an authority in a jurisdiction where such Company does not file Tax returns that the Company is or may be subject to taxation by that jurisdiction;

              (viii) The Company is not is a party to any Tax indemnity, allocation or sharing agreement;

              (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other party, and has complied in all material respects with all laws relating to Tax withholding;

              (x) There is no unresolved dispute or claim concerning any Tax liability of the Company either claimed or raised by any Tax authority in writing. There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company; and

              (xi) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

     3.19 Certain Payments. All payments by the Company to agents, consultants
          ----------------
and others have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. The Company has complied with all applicable provisions of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder. To the knowledge of the Stockholders, the Company has not made any payment to or on behalf of any person with respect to which a deduction could be disallowed under Section 162(c) of Code. Neither the Internal Revenue Service nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by or on behalf of the Company of, or alleged to be of, the type described in this
Section 3.19.
------------

     3.20 Employees. Schedule 3.20 lists all employees employed directly by
          ---------  -------------
Company as of the date of this Agreement. All such individuals are employed,- for payroll purposes, by Merrill J. Oster, Inc. Schedule 3.20 does not include
                                                -------------
officers and directors of the Company who do not work full-time for the Company or employees of affiliates of the Company who provide general, administrative, accounting and other services for Company as well as other businesses affiliated with Company. Schedule 3.20 includes the job title and aggregate annual cash
              -------------
compensation of each individual listed as of the date of this Agreement. The Stockholders have delivered to the Purchaser, true and correct copies of any written employment agreements (including any non-compete agreements) with all individuals listed on Schedule 3.20.
                      -------------

     3.21 Labor Relations. There is neither pending nor, to the knowledge of
          ---------------
the Stockholders, threatened any labor dispute, labor organizing activity, election petition or proceeding, proceeding preparatory thereto, strike, slow down or work stoppage which affects or which may affect the Company's business, or which may interfere with its continued operations, and neither the Company nor any officer, director, employee or agent of the Company has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended. The Company is not a party to or bound by any collective bargaining agreement. The Company's relations with its employees are satisfactory and no employee paid other than on an hourly wage basis has announced or threatened his or her intention to leave the Company's employ.

     3.22 Benefit Plans.
          -------------

          (a) Schedule 3.22 sets forth a correct and complete list of all
              -------------
     employee welfare and pension benefit plans and all other employee benefit arrangements and payroll practices providing employee benefits (including all employment agreements; severance agreements; executive compensation arrangements; incentive programs or arrangements; sick leave policies; vacation pay and severance pay policies; salary continuation arrangements for disability; consulting or similar compensation arrangements with any Company employee; retirement plans; deferred compensation plans; bonus programs; stock purchase arrangements; hospitalization medical or health plans; life insurance plans; voluntary employee beneficiary associations; tuition reimbursement or scholarship programs; and plans providing benefits or payments in the event of a change in control, change in ownership or sale of all or a substantial portion of the assets of the Company) maintained by the Company or to which the Company contributes or is required to contribute with respect to any current or former employee (each, a "Company Plan," and collectively, the "Company Plans"). With
               ------------                          -------------
     respect to each Company Plan (other than a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (a "Multiemplover Plan")):

              (i) such Company Plan (and each related trust, insurance contract or fund) complies in form, and has complied in its operation, in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws;

              (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l's and Summary Plan Descriptions) have been filed or distributed in accordance with ERISA, the Code and other applicable Laws.

              (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Company Plan which is an Employee Pension Benefit Plan as defined in Section 3(2) of ERISA (a "Pension Plan") and all
                                               ------------
          contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Company Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Company Plan which is a Welfare Plan (defined below);

              (iv) each such Company Plan which is a Pension Plan that is intended to meet the requirements of a "qualified plan" under Section 401 (a) of the Code, has received a currently applicable favorable determination letter from the Internal

          Revenue Service and, to the knowledge of the Stockholders, there exist no circumstances that would adversely affect the qualified status of any such Company Plan under Section 401(a) of the Code for which the remedial amendment period has expired. All contributions made by the Company to each Company Plan which is a Pension Plan are fully deductible for federal income Tax purposes. Each transfer of assets between Company Plans which are Pension Plans during the five year period ending with the Closing Date is in compliance with ERISA and the qualification requirements of Code Section 401(a);

              (v) no such Company Plan (other than a Multiemployer Plan) is a Pension Plan that is subject to Title IV of ERISA; and

              (vi) the Stockholders have delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement such Company Plan.

          (b) With respect to each Company Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA (a "Welfare Plan") and each Pension Plan that the Company or any member of either Company's controlled group of entities (within the meaning of Code Sections 414(b),
     (c), (m), or (o)) (each a "Controlled Group Member") maintains or ever has
                                -----------------------
     maintained, or to which any of them contributes. ever has contributed or ever has been required to contribute:

              (i) no such Plan which is a Pension Plan is subject to Title IV of ERISA;

              (ii) the Company has not engaged in any non-exempt prohibited transaction within the meaning of Title I of ERISA or Section 4975(c)(1) of the Code with respect to such Company Plan, nor has the Company incurred any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Company Plan (other than routine claims for benefits or claims relating to a Multiemployer Plan that do not involve Company) is pending or, to the knowledge of the Stockholders, threatened; and

              (iii) neither the Company nor any Controlled Group Member has incurred, and the Stockholders have no reason to expect that the Company or any of its Controlled Group Members shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Plan which is a Pension Plan (other than any Multiemployer Plan).

          (c) Neither the Company, nor any Controlled Group Member contributes to, ever has contributed to or ever has been required to contribute to any Multiemployer Plan or has incurred any withdrawal liability under Title IV, Subtitle E of ERISA with respect to any Company Plan.

          (d) Except as set forth on Schedule 3.22, the Company does not
                                     -------------
     maintain or ever has maintained, or does not contribute, ever has contributed or ever has been required to contribute to any Welfare Plan providing medical, health, life insurance or other welfare benefits for current or future retired or terminated employees. their spouses or their dependents (other than in accordance with Section 4980B of the Code).

          (e) Except as provided for in Schedule 3.22, no payment, acceleration
                                        -------------
     or increase in benefits provided by the Company under any Company Plan shall occur as a result of the consummation of the transactions contemplated by this Agreement.

          (f) The Company is not bound by any oral or written commitment to provide any employee welfare or pension benefit plan or arrangement other than the Company Plans or to modify the terms or conditions of any of the Company Plans.

          (g) After the Closing, no employees hired by the Company pursuant to
     Section 6.6 hereof shall be participants in any Company Plan except as
     -----------
     provided in Section 6.14.
                 ------------

     3.23 Insurance.
          ---------

          (a) Schedule 3.23(a) correctly identifies all insurance policies and
              ----------------
     bonds covering the Company or its assets, properties, operations or personnel and the amounts, basis of premiums and nature of coverage with respect to each such policy. Such policies and bonds are in full force and effect, without interruption of coverage since the date specified for each such policy in Schedule 3.23(a), and, to the knowledge of the Stockholders,
                    ----------------
     are carried by financially responsible insurance carriers, and are in such amounts and against such risks and losses as are ordinarily and customarily maintained with respect to comparable businesses, assets, properties, operations or personnel. With exceptions which are not in the aggregate material, the Company has not received any notice of cancellation, termination or non-renewal or denial of liability with respect to any policy or bond. Schedule 3.23(a) indicates any such policies which will
                     ----------------
     terminate on the Closing.

          (b) Schedule 3.23(b) lists all outstanding claims as of the date of
              ----------------
     this Agreement by the Company against insurance carriers for damage to or loss of property or income and all claims made against the Company as of the date of this Agreement which have been referred to insurers or which the Company believes to be covered by insurers.

     3.24 Accounts. Schedule 3.24 hereto correctly identifies each bank,
          --------  -------------
securities, commodities or other brokerage or similar account and safe deposit box or other depository maintained by, or on behalf of, or for the benefit of, the Company, and the name of each person with any power or authority to act with respect thereto.

     3.25 Intercompany Accounts, Working Capital and Dividends.
          ----------------------------------------------------

          (a) Intercompany Receivable Account; Other Distributions. Prior to the
              -------------------------------
     Closing the Company has been and will be operated by all cash of the Company being loaned to OCI and all cash required by the Company to operate being advanced by OCI as required. The net amount due to (or from) the Company from (or to) OCI is carried as due from (or to) related parties on the Company's balance sheet (the "Intercompany Receivable Account"). All
                                       -------------------------------
     cash distributions to the Stockholders result in a decrease in the Intercompany Receivable Account. The cost of acquiring the personal property and the software required to be transferred to the Company on or before the Closing pursuant to Sections 3.11 and 3.13(c) shall be charged
                                    -------------     -------
     against and will thus reduce the Intercompany Receivable Account in the amount of the fair market value of such property. Immediately prior to the Closing, the Company shall distribute to the Stockholders the then balance of the Intercompany Receivable Account or the Stockholders shall contribute such balance to capital to the extent that such account is negative. The Company shall make no other distributions to the Stockholders from the date hereof to the Closing Date.

          (b) Remaining Intercompany Items. On the Closing, after the
              ----------------------------
     distribution (or contribution) of the Intercompany Receivable Account, no amount shall be owed by (or to) affiliates of the Company or the Stockholders to (or by) the Company.

     3.26 Relationship of Assets at Closing to Assets Used in Business. After
          ------------------------------------------------------------
the transactions provided for in Sections 3.10, 3.11, 3.12(d), 3.13, 3.25 and
                                 -------------  ----  -------  ----  ----
6.6 and except as otherwise disclosed herein, the Assets at Closing will
---
constitute all of the tangible personal property used solely in the operation of the Company's Business as currently conducted, all accounts receivable of the Business except for the Intercompany Account Receivable, all Contracts and Subscription Agreements, all Intellectual Property, all Licensed Property, all permits and licenses from governmental bodies to the extent not terminable on a change in control and all goodwill of the Company relating to the Business.

     3.27 Customer List. The current customer lists and customer records are
          -------------
the property of the Company. After the Closing, no entity controlled by the Stockholders will be in possession of a copy of the customer list or customer records of the Company.

     SECTION 4 REPRESENTATIONS AND WARRANTIES OF EACH OF THE STOCKHOLDERS
     --------- ----------------------------------------------------------
               REGARDING SHARES.
               ----------------

          Each of the Stockholders hereby represents severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

     4.1 Ownership of Stock. Each Stockholder is the lawful owner of the number
         ------------------
of Shares listed opposite the name of such Stockholder in Exhibit A attached hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind except for a pledge to ANB to secure the OCI Guaranty which will be released on Closing; each Stockholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey such Stockholder's Shares pursuant to this Agreement; and the delivery to Purchaser of such

Stockholder's Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

     4.2 No Restrictions Upon the Stockholders. Such Stockholder is not subject
         -------------------------------------
to any restriction, agreement, law, judgment or levy which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby except for a pledge to ANB to secure the OCI Guaranty which will be released on Closing. This Agreement is the valid and binding agreement of such Stockholder, enforceable in accordance with its terms.

     4.3 Brokers and Finders. Such Stockholder has not engaged or authorized
         -------------------
any broker, investment banker or other third party to act on such Stockholder's behalf, either directly or indirectly, as a broker, finder or advisor in connection with the sale of such Stockholder's Shares pursuant to this Agreement.

     SECTION 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     --------- -------------------------------------------

          The Purchaser hereby represents and warrants to the Stockholders, as of the date hereof and as of the Closing Date, as follows:

     5.1 Organization, Standing and Corporate Authority. The Purchaser is a
         ----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby by the Purchaser have been duly authorized by all necessary corporate action and this Agreement is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms.

     5.2 Brokers and Finders. The Purchaser will be responsible for any broker,
         -------------------
investment banker or other third party engaged by the Purchaser to act on its behalf as a broker, finder or advisor in connection with the Purchaser's purchase of the Shares.

     SECTION 6 COVENANTS OF STOCKHOLDERS.
     --------- -------------------------

          The Stockholders hereby covenant and agree with the Purchaser as follows:

     6.1 Conduct of the Company Pending Closing. From the date hereof to and
         --------------------------------------
including the Closing Date, the Stockholders shall cause the Company to operate its business only in the usual and ordinary course, consistent with past practice and in connection therewith, the Stockholders will not permit the Company to (or enter into any agreement to):

          (a) incur any indebtedness for borrowed money or assume, guarantee, endorse except as an endorser of checks received by it and deposited in the ordinary course of business or otherwise become responsible for the obligations of any other individual, firm or corporation, or, except as provided in Section 3.25 hereof, make any loans or advances to any
                 ------------
     individual, firm or corporation;

          (b) except for dividends or distributions which would not violate
     Section 3.25 hereof, make, declare or pay any dividend, or declare or make
     ------------
     any distribution on, or redeem, purchase or otherwise acquire, any shares of its outstanding capital stock or authorize the creation or issuance of any additional shares of its capital stock or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire any shares of its capital stock;

          (c) mortgage, pledge or otherwise encumber any of its properties or assets;

          (d) except as provided in Section 3.25 hereof, sell or transfer any of
                                    ------------
     its properties or assets or cancel, release or assign any indebtedness owed to them or any claims held by it, other than in the ordinary course of its business;

          (e) close any material facilities;

          (f) except as provided in Sections 3.10, 3.11, 3.12, 3.13, 3.25 and
                                    -------------  ----  ----  ----  ----
     6.6 hereof, make any investment of a capital nature either by purchase of
     ---
     stock or securities, contributions to capital, property transfer or otherwise, or by the purchase or lease of any property or assets of any other individual, firm or corporation;

          (g) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the conduct of its business;

          (h) except as provided in Sections 3.10, 3.11, 3.12, 3.13, 3.25 and
                                    -------------  ----  ----  ----  ----
     6.6 hereof, enter into, amend or terminate any material contract, including
     ---
     material leases, permits and licenses;

          (i) increase in any manner the compensation or fringe benefits (other than compensation or fringe benefits increases as may be required by law or in accordance with its customary compensation practices and related changes in fringe benefits) of any of its officers, directors or employees or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to such officers, directors or employees, commit itself to any pension, retirement or profit-sharing plan or agreement or employment agreement (except for retainer or consulting agreements entered into in the ordinary course of its business and except as provided in
     Section 6.6, hereof) with or for the benefit of any officer, employee or
     -----------
     other person or, except as required by law, alter, amend, terminate in whole or in part, or curtail or permanently discontinue distributions to, any employee pension benefit plan;

          (j) permit, to the extent within its control, any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially similar coverage are in full force and effect provided, however, that this provision shall not apply to insurance which, as disclosed in Schedule 3.23, will lapse or terminate on Closing;
                     -------------

          (k) make any amendments to its Certificate of Incorporation or By-laws;

          (l) take any actions which would be inconsistent with keeping available the services of its present employees and preserving its existing relationships with its suppliers, customers and others or with the uninterrupted maintenance of the Company's operations as a going concern; or

          (m) take or omit to take any action the effect of which could or will render inaccurate any of the Stockholders' representations and warranties set forth herein.

     6.2 Access Pending Closing. From the date hereof to and including the
         ----------------------
Closing Date, the Stockholders shall cause the Purchaser and its accountants and other representatives to have the right to full and complete access to the books and records of the Company and the Company's employees and customers for the purpose of making such investigation of the financial condition and operations of the Company as the Purchaser may reasonably deem necessary; provided that any contact with customers prior to Closing shall be on a basis mutually agreed upon between the Stockholders and the Purchaser which is not calculated to reveal to the customers contacted that the transactions provided for herein are contemplated.

     6.3 Consents of Third Parties. Prior to the Closing, the Stockholders
         -------------------------
shall obtain, at their sole expense, all consents and other approvals from any governmental agency, bureau or authority, or any other person (including any lender or lessor), which are required of the Company as a result of or to effectuate the transactions contemplated by this Agreement.

     6.4 Resignations. The Stockholders who are also officers or directors of
         ------------
the Company shall deliver to the Purchaser on Closing their resignations as officers and directors. On the Closing, the Stockholders shall also deliver to Purchaser the resignations of David Joerger and Merlyn VandeKrol as officers of the Company.

     6.5 Transfers. The Stockholders shall cause the transfers to or from the
         ---------
Company provided for in Sections 3.10, 3.11, 3.13 and 3.25 to occur on or before
                        -------------  ----  ----     ----
the Closing.

     6.6 Continuing Relationships.
         ------------------------

          (a) Company Employees. On the Closing, the Stockholders shall cause
              -----------------
     Merrill J. Oster, Inc. to terminate as employees for payroll purposes those individuals listed in Schedule 6.6(a) and such individuals shall be offered
                           ---------------
     the opportunity to become employees of the Company on the Closing for payroll purposes on terms and conditions, except for fringe benefits, comparable to those paid by Merrill J. Oster, Inc. to such individuals and reimbursed by the Company. The Stockholders shall cause all wages, salaries, commissions, bonuses, incentives, and the cost of all fringe benefits provided to such employees (including, without limitation claims against the Oster Communications, Inc. Health Plan arising prior to Closing but billed thereafter) which shall have become due in the future for work performed as of and through the Closing Date to be paid by Merrill J. Oster, Inc. and credited against the Intercompany Receivable Account as of the Closing, and Merrill J. Oster, Inc. shall withhold and pay all taxes in respect of such wages, balances, commissions, bonuses, incentives and benefits provided that the Company shall assume all obligations for accrued vacation and sick days and shall use its best efforts to procure a waiver of severance pay, if any, due from Merrill J. Oster, Inc.

     due to their termination of employment by Merrill J. Oster, Inc. for any such individuals employed by the Company pursuant to this Section. Should the Company become liable to any such employees for severance payments resulting from their termination pursuant to this Section which are not waived after use of such best efforts, the Stockholders shall cause such payments to be made by OCI on behalf of the Company and to be credited against the Intercompany Account Receivable. All individuals who are listed on Schedule 3.20 but are not listed on Schedule 6.6(a) shall not be
        -------------                       ---------------
     employees of the Company after the Closing Date and the Stockholders shall be responsible for any accrued vacation, sick days, and severance due to such individuals as a result of the transactions provided for herein. The Stockholders shall prevent the Company from raising the compensation of those individuals listed on Schedule 6.6(a) from that disclosed in Schedule
                                 ---------------                        --------
     3.20 prior to Closing without the written consent of Purchaser.
     ----

          (b) Offers to Other Employees. In addition to those individuals listed
              -------------------------
     in Schedule 6.6(a), Purchaser may offer employment on the Closing by
        ---------------
     Purchaser or an affiliate of Purchaser to David Joerger ("Joerger"), chief financial officer of OCI, on the condition that (i) Joerger shall be allowed to perform consulting services for Merrill J. Oster and any entities controlled by the Stockholders for twelve months subsequent to Closing provided that such consulting services do not interfere with his employment by Purchaser or an affiliate of Purchaser, and (ii) Joerger shall waive any claims he may have for severance payments or other benefits on termination of his employment with OCI and any related entities. Should Joerger accept employment with Purchaser or an affiliate of Purchaser on Closing, the Purchaser or such affiliate may also offer employment to Susan Groves, Joerger's secretary, provided that the Purchaser or such affiliate shall provide her services on a half-time basis to act as secretary for Merrill J. Oster for twelve months subsequent to Closing or such shorter period as Merrill J. Oster shall desire her services for a fee of $1,500 per month. Except as provided in Sections 6.6(a) and (b), during the
                                      ---------------     ---
     Noncompetition Period as defined in Section 6.13, Purchaser or any
                                         ------------
     affiliate of Purchaser shall not offer to employ or employ, directly or indirectly, any individual employed on the Closing Date in any capacity by any entity listed in Schedule 3.5 except (i) with the prior written
                          ------------
     permission of Merrill J. Oster or (ii) one year after such individual was last employed by an entity listed in Schedule 3.5.
                                          ------------

     6.7 No Shop Clause. For the period commencing on the date hereof and
         --------------
ending on the date, if any, this Agreement is terminated pursuant to Section 10,
                                                                     ----------
the Stockholders shall not solicit, contact or have any discussion, and shall not permit the Company to solicit, contact or have any discussion, with any person or entity with a view to (i) the acquisition of any assets of the Company, (ii) the acquisition of any capital stock of the Company, (iii) the merger or consolidation of the Company, or (iv) the acquisition by the Company of the stock or assets of any other person or entity. The Stockholders shall give the Purchaser immediate telephonic notice regarding all details of any attempt by any third party to solicit, contract or discuss the matters set forth in clauses (i)-(iv) above.

     6.8 Closing. The Stockholders shall use their best efforts to cause the
         -------
conditions specified in Section 8 (other than Sections 8.12 and 8.13) hereof to
                        ---------             -------------     ----
be satisfied at or as soon as practical after the date hereof.

     6.9 Election to Treat as Asset Sale. The Stockholders will join the
         -------------------------------
Purchaser in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986 and any corresponding elections available under state, local or foreign law with respect to the purchase and sale of Shares (collectively, "Election"). On the Closing, each Stockholder will deliver to Purchaser an executed Form 8023 which Purchaser may utilize to make the Election. Pursuant to the Election, the Company will be deemed for federal and Iowa and Illinois state income tax purposes to have sold its assets while still owned by Stockholders and to have immediately liquidated by distributing the proceeds of the deemed sale to the Stockholders and the Purchaser will be deemed to have purchased such assets in a new corporation.

     6.10 Allocation of Purchase Price. The Purchaser and the Stockholders
          ----------------------------
agree that the modified aggregate deemed sale price as defined in Treas. Reg.
(S) 1.338(h)(10)-1(f)(1) shall be allocated to the assets of the Company for all purposes (including tax and financial statement purposes) in a manner consistent with the fair market value of the Company's assets set forth on Schedule 6.10 to
                                                                -------------
this Agreement.

     6.11 Publicity. Prior to the Closing, the Stockholders shall not, and
          ---------
shall not permit the Company to, cause or permit any press release or other announcement concerning the transactions contemplated by this Agreement or disclose the existence or contents hereof without the prior written consent of Purchaser, except as required to carry out the transactions provided for herein and except for discussions with attorneys, accountants, agents and bankers involved herein; provided that on the Closing the parties shall cooperate in the timing and contents of a joint announcement concerning the transactions provided for herein.

     6.12 Non-Disclosure. After the Closing, the Stockholders agree to keep
          --------------
confidential and shall not, except with the express prior written consent of Purchaser, directly or indirectly, voluntarily or involuntarily, communicate, disclose or divulge to anyone or for the benefit of anyone other than the Purchaser any and all confidential information concerning the conduct and details of the Company's Business including, without limitation, trade secrets, customer lists, technology, know-how, methods, contracts, costs, policies, sales methods, financial condition, operations, statistics and suppliers; provided that this section shall not apply (i) to any information available from other public sources, (ii) any information already known to the recipient unless such knowledge emanated from a breach of this section, and (iii) to the extent disclosure is required by law.

     6.13 Non-Competition.
          ---------------

          (a) The Stockholders agree that they shall not, during the period commencing on the Closing and ending on the fifth annual anniversary of the Closing (the "Non-Competition Period"), directly or indirectly, in any capacity, whether as employee, owner, investor, lender, partner, agent, director, officer, shareholder, or in any other capacity, for their own benefit or for the benefit of anyone other than Purchaser:

              (i) Engage in any Prohibited Activity (as defined below), provided that nothing herein shall be construed to prevent Stockholders from owning, on a wholly passive basis, up to an aggregate of 5% of a class of equity securities issued by an entity that engages in any Prohibited Activity that is publicly traded and registered under the Securities Exchange Act of 1934, as amended. For this purpose, "Prohibited Activity" shall mean activities that would compete directly with the Business as presently conducted; provided that Prohibited Activities shall not include the production and sale of products and services currently being produced, published, distributed or sold by OCI, FSIS and FWN and the sale of advertising therein as well as updated and functional extensions of such products and additional products which are similar in function and purpose or use ("Existing Products"); provided further that until the second anniversary of the Closing, Existing Products shall not include a snapshot commodity quotations product delivered by satellite.

              (ii) Employ or attempt to employ any individual employed on the day following the Closing Date in any capacity by the Company, Purchaser, Farm Journal, Inc., or MS Farm International Limited Partnership except (i) with the written permission of Purchaser or
          (ii) one year after such individual was last employed by the Company, Purchaser, Farm Journal, Inc., or MS Farm International Limited Partnership.

              (iii) Request or advise any customer of the Business as presently conducted to withdraw, curtail or cancel such customer's business with the Company.

              (iv) Knowingly use the Company's customer list.

          (b) Any breach by the Stockholders of the provisions of this Section 6
                                                                       ---------
     13 or Section 6.12 will result in irreparable injury to the Purchaser for
     --    ------------
     which money damages could not adequately compensate the Purchaser, and, in the event of any such breach Purchaser shall be entitled to have an injunction issued by any competent court of equity enjoining and restraining such breach. The existence of any claim or cause of action the Stockholders may have against the Purchaser shall not constitute a defense or bar to the enforcement of such covenants.

          (c) If any portion of Section 6.13(a) or the application thereof is
                                ---------------
     construed to be invalid or unenforceable, then the other portions of
     Section 6.13(a) or the application thereof shall not be affected and shall
     ---------------
     be given full force and effect without regard to the invalid or unenforceable portions. If any portion of Section 6.13(a) is held
                                               ---------------
     unenforceable because of the area covered, the duration thereof, or the scope thereof, the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof and the provisions of Section 6.13(a) shall then be enforceable in reduced form.
                   ---------------

     6.14 Employee Benefit Matters.
          ------------------------

          (a) Company Plans. The Stockholders agree that, effective as of the
              -------------
     Closing, the Company shall cease to be a participating employer in each Company Plan listed in Schedule 3.22. On or before the Closing, the
                            -------------
     Stockholders shall cause OCI and the Company to execute all necessary documents to cause the Company to cease to be a participating employer in each such Company Plan. The Stockholders agree that the Purchaser shall have no liability or obligation with respect to any such Company Plan.

          (b) COBRA. The Stockholders agree that OCI shall be responsible for
              -----
     satisfying all liabilities under Part 6 of Title B of Title I of ERISA and
     Section 3980B of the Code to provide continuation coverage and notice of such coverage to employees of the Company and their eligible dependents who incur a "qualifying event" on or prior to the Closing.

          (c) HIPAA. The Stockholders agree that OCI shall be responsible for
              -----
     satisfying all liabilities under Part 7 of Subtitle B of Title I of ERISA and Sections 9801 and 3980D of the Code to provide certifications of coverage to employees of the Company and their eligible dependents who become entitled to such certifications as a result of termination of coverage or employment occurring on or prior to the Closing.

          (d) OCI Cafeteria Plan. As soon as practicable following the Closing,
              ------------------
     the Stockholders shall cause the medical spending account balances and the dependent care account balances of employees hired by the Company pursuant to Section 6.6(a) or 6.6(b) under the OCI Cafeteria Plan to be transferred
        --------------    ------
     to the Purchaser's Section 125 cafeteria plan, in accordance with the provisions of each such plan and applicable law. The Stockholders shall cause OCI to adopt any necessary amendments to the OCI Cafeteria Plan in order to enable the Plan to make a transfer of accounts to the Purchaser's cafeteria plan. The Purchaser agrees to cooperate with OCI in effecting any such transfers of account balances from the OCI Cafeteria Plan to the Purchaser's cafeteria plan and agrees to adopt any necessary amendments to Purchaser's cafeteria plan in order to permit the plan to accept a transfer of accounts from the OCI Cafeteria Plan.

          (e) OCI Employee Savings Plan. On or before the Closing, the
              -------------------------
     Stockholders shall cause the Company to terminate its participation in the OCI Employee Savings Plan and the account balances of employees hired by the Company pursuant to Sections 6.6(a) or 6.6(b) under the OCI Employee
                             ---------------    ------
     Savings Plan to be distributed to such employees in accordance with the Plan and applicable law as soon as reasonably practical after Closing.

          (f) Intercompany Charge. All amounts assumed by OCI pursuant to
              -------------------
     Section 6.14 shall reduce the Intercompany Receivable Account.
     ------------

     6.15 Referrals. From and after the Closing Date, the Stockholders agree to
          ---------
refer any and all customer inquiries received by them or any of their affiliates relating to the Company or the Business to the Company and to promptly notify the Company of such inquiries on a regular basis.

     SECTION 7 COVENANTS OF PURCHASER.
     --------- ----------------------

          The Purchaser hereby covenants and agrees with the Stockholders as follows:

     7.1 Books and Records. In connection with any tax audit of the
         -----------------
Stockholders, or the preparation of any tax return of the Stockholders, or the defense of any claim brought against the

Stockholders, or any other proper purpose, the Purchaser will cause the Company to make available to the Stockholders, at the Stockholders' request and expense from time to time, all books and records of the Company either existing on or relating to any transaction on or prior to the Closing Date, for inspection or copying by the Stockholders at any reasonable time for a six year period after the Closing Date.

     7.2 Closing. The Purchaser will use its best efforts to cause the
         -------
conditions specified in Section 9 and in Sections 8.12 and 8.13 hereof to be
                        ---------        -------------     ----
satisfied at or as soon as practicable after the date hereof.

     7.3 Continuing Relationships. For the periods subsequent to the Closing
         ------------------------
provided for therein, the Purchaser shall comply with the provisions of Sections
                                                                        --------
6.6(a) and (b).
------     ---

     7.4 Publicity. Prior to the Closing, the Purchaser shall not cause or
         ---------
permit any press release or other announcement concerning the transactions contemplated by this Agreement or disclose the existence or contents hereof without the prior written consent of Merrill J. Oster, except as required to carry out the transactions provided for herein, except for discussions with attorneys, accountants, agents and bankers involved herein and except in a registration statement filed with the Securities and Exchange Commission; provided that on the Closing the parties shall cooperate in the timing and contents of a joint announcement concerning the transactions provided for herein.

     7.5 Nonsolicitation. During the Non-Competition Period, the Purchaser
         ---------------
shall comply with the last sentence of Section 6.6(b).
                                       --------------

     SECTION 8 CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE.
     --------- ----------------------------------------------

          The obligation of the Purchaser hereunder to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless otherwise waived in writing by the Purchaser. All documents, instruments and opinions to be furnished by the Stockholders pursuant hereto shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

     8.1 Representations and Warranties. The representations and warranties of
         ------------------------------
the Stockholders contained herein, and in any certificate or other writing delivered pursuant hereto or in connection herewith, shall be true and correct in all respects on and as of the Closing Date.

     8.2 Performance. The Stockholders shall have duly performed or complied
         -----------
with all of the covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing.

     8.3 Liabilities. Except for liabilities reflected in the Financial
         -----------
Statements or on the Schedules hereto, and except for trade account payables incurred by the Company since the Balance Sheet Date in the normal and ordinary course of the Company's business on the Closing Date there shall not be any liabilities of the Company of any kind whatsoever, whether or not accrued or fixed, absolute or contingent, known or unknown, determined or determinable, nor shall there be any condition or circumstance existing or which has existed, and no event shall have occurred which could reasonably be expected to result in any such liability, which liabilities in any such case could, individually or in the aggregate, adversely affect (for financial or other reasons) the ability of the Company to continue to conduct the Business (as presently conducted) on and after the Closing Date.

     8.4 Shares. Each of the Stockholders shall have delivered to the Purchaser
         ------
a certificate or certificates representing all of his or her Shares, duly endorsed by such Stockholder for transfer to the Purchaser or accompanied by an assignment of such Shares to the Purchaser duly executed by each such Stockholder.

     8.5 Corporate Books. The Stockholders shall have delivered to the
         ---------------
Purchaser the corporate minute books, seals (if any) and stock transfer records of the Company.

     8.6 Resignations. The Stockholders shall have delivered to the Purchaser
         ------------
the written resignations of all of the officers and directors of the Company required pursuant to Section 6.4, hereof, effective as of the Closing, on the
                     -----------
Closing Date.

     8.7 Proof of Good Standing. The Stockholders shall have delivered to the
         ----------------------
Purchaser (i) a certified copy of the Certificate of Incorporation of the Company, and all amendments thereto, and (ii) a Certificate of Good Standing with respect to the Company, dated within ten days of the Closing Date, from the State of Iowa.

     8.8 Transfers and Release of Guarantees. The transfers to and from the
         -----------------------------------
Company provided for in Sections 3.10, 3.11, 3.13 and 3.25 shall have occurred,
                        -------------  ----  ----     ----
the Lease Obligation shall be released as provided in Section 3.9, and the OCI
                                                      -----------
Guaranty shall have been released by ANB prior to or simultaneously with the Closing.

     8.9 Certificate of Officer. The Purchaser shall have received a
         ----------------------
certificate signed by the President of the Company, dated the Closing Date, either (i) stating that the representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith are accurate on and as of the Closing Date and that the Stockholders have duly performed or complied with all of the covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing or
(ii) specifying in which respects such warranties and representations are not accurate at Closing or such covenants, acts and obligations have not been performed or complied with despite the exercise of the Stockholders' best efforts pursuant to Section 6.8. In the event a certificate described in clause
                    ------------
(ii) or the prior sentence is delivered to Purchaser, Purchaser shall have the right in its sole discretion to terminate this Agreement and Purchaser shall have no claim for breach of a warranty, representation or covenant described therein, but such certificate shall itself be deemed a representation and warranty by the Stockholders hereunder.

     8.10 Opinion of Counsel. The Purchaser shall have received from the law
          ------------------
firm of Jenner & Block, counsel to the Stockholders, an opinion of such counsel, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser and its counsel, to the effect that:

          (a) This Agreement is a valid and binding agreement of the Stockholders and is enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights, or the availability of equitable remedies.

          (b) All requisite action has been taken by the Stockholders to legally enter into and consummate the transactions contemplated by this Agreement, including but not limited to, the transfer of each such Stockholder's Shares to the Purchaser on the Closing Date.

          (c) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, with no par value, of which 500 shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

          (d) Upon delivery of the Shares to the Purchaser by the Stockholders, the Purchaser will acquire good and marketable title to the Shares free from any adverse claim or restriction, except those claims, if any, resulting from any acts of the Purchaser.

          (e) Company is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Iowa and has corporate power and authority in Iowa to own and use its assets and properties, and to carry on its business as same was being conducted immediately prior to the Closing Date.

          (f) Neither the execution and delivery of this Agreement by the Stockholders, nor the Stockholders' compliance with the terms and provisions hereof, has resulted or will result in the violation or breach of any statute or regulation of the United States of America, the State of Iowa, or any other jurisdiction in which the Company conducts its business, or will violate or conflict with or constitute a default or result in or permit the acceleration of any obligation or give rise to any lien under, the Certificate of Incorporation (or other charter document), By-laws, or any agreement or other instrument, order, decree or award of or applicable to the Company, known to such counsel.

          (g) Except as disclosed in any Schedule hereto, such counsel has no knowledge of any material litigation, proceeding, governmental investigation or labor dispute, whether pending or threatened, against or relating to the Company, or any of its property or assets.

     8.11 PFA Closing. The sale of all the stock of Professional Farmers of
          -----------
America, Inc. ("PFA") to Purchaser pursuant to a separate agreement between Purchaser and Stockholders shall close simultaneously with the Closing.

     8.12 Financing. The Purchaser shall have obtained financing satisfactory
          ---------
to Purchaser in Purchaser's sole discretion in order to complete the transactions provided for herein. Unless Purchasers all have delivered notice to Stockholders of termination pursuant to Section 10.2 hereof for failure to
                                        ------------
satisfy this condition before 5:00 p.m. (CST) on March 27, 1998, this condition shall be deemed satisfied.

     8.13 Due Diligence. The Purchaser shall be satisfied, in its sole
          -------------
discretion, with the outcome of its due diligence investigation of the Company. Unless Purchaser shall have delivered notice to Stockholders of termination pursuant to Section 10.2 for failure to satisfy this condition before 5:00 p.m.
            ------------
(CST) on March l3, 1998, this condition shall be deemed satisfied.

     8.14 Further Assurances. The Stockholders shall deliver to the Purchaser
          ------------------
such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

     SECTION 9 CONDITIONS TO OBLIGATION OF STOCKHOLDERS TO CLOSE.
     --------- -------------------------------------------------

          The obligation of the Stockholders to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by the Stockholders.

     9.1 Representations and Warranties. The representations and warranties of
         ------------------------------
the Purchaser contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all respects on and as of the Closing Date.

     9.2 Performance. The Purchaser shall have duly performed or complied with
         -----------
all of the covenants, acts and obligations to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date.

     9.3 PFA Closing. The purchase of all the stock of PFA by Purchaser
         -----------
pursuant to a separate agreement between Purchaser and Stockholders shall close simultaneously with the Closing.

     SECTION 10 TERMINATION.
     ---------- -----------

     10.1 Mutual Termination; Termination For Unsatisfaction of Conditions.
          ----------------------------------------------------------------
This Agreement may be terminated and abandoned, without limiting or waiving any other rights and remedies any party may have at law or in equity, at any time prior to the consummation of the Closing on the Closing Date under the following described circumstances:

          (a) Upon the mutual written consent of the Purchaser and the Stockholders.

          (b) By the Purchaser, if the conditions set forth in Section 8 hereof
                                                               ---------
     (except for those set forth in Sections 8.12 and 8.13) shall not be fully
                                    -------------     ----
     satisfied or waived by the Purchaser, on or before the Closing Date.

          (c) By the Stockholders, if the conditions set forth in Section 9
                                                                  ---------
     hereof shall not be fully satisfied or waived by the Stockholders, on or before the Closing Date.

          (d) By either party, in the event that the other party fails to perform or observe any of the covenants or obligations to be performed or observed by the other party under this Agreement, or in the event that the other party shall breach any of the representations or warranties contained in this Agreement. In such case, the non-breaching party shall be entitled to any and all rights and remedies available at law or in equity, including, without limitation, specific performance and injunctive relief, all of which shall be cumulative.

     10.2 Termination Due to Financing or Due Diligence.
          ---------------------------------------------

          (a) If the purchaser, in its sole discretion, determines on or before March 13, 1998 that the condition set forth in Section 8.13 has not been
                                                    ------------
     satisfied for any reason, the Purchaser may terminate this Agreement by delivering written notice thereof to the Stockholders before 5:00 p.m.
     (CST) on March 13, 1998, in which event this Agreement shall be null and void.

          (b) If the Purchaser, in its sole discretion, determines on or before March 27, 1998 that the condition set forth in Section 8.12 has not been
                                                    ------------
     satisfied for any reason, the Purchaser may terminate this Agreement by delivering written notice to the Stockholders before 5:00 p.m. (CST) on March 27, 1998, in which event this Agreement shall be null and void.

     10.3 Termination Due to Loss. The Purchaser shall have the right to
          -----------------------
terminate this Agreement by delivering written notice thereof to the Stockholders before the Closing Date in the event of a material loss, destruction or damage to the Business or Assets of the Company subsequent to the date of this Agreement as a result of fire, storm, casualty, other acts of God or theft of a substantial amount of the Assets, whether or not such loss is covered by insurance, in which event this Agreement shall be null and void.

     SECTION 11 INDEMNIFICATION AND SURVIVAL.
     ---------- ----------------------------

     11.1 Indemnification of the Purchaser by the Stockholders. The
          ----------------------------------------------------
Stockholders agree to jointly and severally indemnify, defend, and hold the Purchaser, the Company and their respective officers, directors and shareholders, and their respective heirs, executors, personal representatives, successors and assigns (each, a "Purchaser Indemnified Party"), harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) incurred by any Purchaser Indemnified Party with respect to, in connection with, arising from, or alleged to result from, arise out of, or in connection with:

          (a) A breach of any representation or warranty made by the Stockholders and contained in this Agreement (except Section 4 hereof) or
                                                          ---------
     any exhibit or schedule attached hereto;

          (b) A breach of any covenant, restriction or agreement made by or applicable to the Stockholders and contained in this Agreement; and

          (c) Any state and local Taxes (other than Iowa Taxes) incurred by the Company for the period prior to the Closing provided that this indemnity shall not apply to Taxes of states and localities in states in which either
     (i) the Company registers to do business subsequent to the Closing or locates an office, property or employee in subsequent to the Closing or
     (ii) the Purchaser or any affiliate of the Purchaser other than the Company is registered to do business in or paying sales taxes to or has an office, property or employees in on or subsequent to the Closing.

     11.2 Indemnification of the Purchaser by the Stockholders Regarding Shares.
          ---------------------------------------------------------------------
 Each of the Stockholders shall indemnify, defend, and hold the Purchaser, the Company and their respective officers, directors and shareholders, and their respective heirs, executors, personal representatives, successors and assigns, harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) incurred by any of such parties with respect to, in connection with, arising from, or alleged to result from, arise out of, or in connection with:

          (a) a breach by such Stockholder of any representation or warranty made by such Stockholder in Section 4 of this Agreement; and
                                 ---------

          (b) any activities undertaken by such Stockholders subsequent to the Closing allegedly or purportedly acting on behalf of the Company subsequent to the Closing except for those activities expressly provided for in this Agreement.

     11.3 Indemnification of the Stockholders. The Purchaser shall indemnify,
          -----------------------------------
defend and hold the Stockholders and their respective heirs, executors, personal representatives, successors and assigns, harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest that may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) incurred by any of such parties with respect to, in connection with, arising from, or alleged to result from. arise out of, or in connection with:

          (a) A breach by the Purchaser of any representation or warranty made by the Purchaser and contained in this Agreement; and

          (b) A breach by the Purchaser of any covenant, restriction or agreement made by the Purchaser or applicable to the Purchaser and contained in this Agreement.

     11.4 Procedure for Indemnification.
          -----------------------------

          (a) The party which is entitled to be indemnified hereunder (the "Indemnified Party") shall promptly give notice hereunder to the indemnifying party after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the terms of this Section 11 and, if such indemnity shall arise from the claim of a
             ----------
     third party, shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within twenty-one days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action.

          (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. Anything herein to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

          (c) If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claims or litigation in such manner as it deems appropriate, and unless the indemnifying party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the indemnifying party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

          (d) The indemnifying party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

     11.5 Survival. All covenants and agreements of any party hereto set forth
          --------
herein shall survive the Closing. Further, all representations and warranties in this Agreement shall survive the Closing and shall remain in effect for a period of 24 months after the Closing except with respect to any and all representations and warranties relating to environmental and tax matters which shall survive for the applicable statute of limitations period. The Stockholders agree that, notwithstanding any right of the Purchaser to fully investigate the affairs of the Company and notwithstanding any knowledge of fact determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations, warranties, indemnities, covenants and agreements of the Stockholders contained in this Agreement, all of which are material and none of which supersedes any obligation of the Stockholders under any of such representations, warranties, indemnities, covenants or restrictions.

     SECTION 12 MISCELLANEOUS.
     ---------- -------------

     12.1 Written Agreement to Govern. This Agreement sets forth the entire
          ---------------------------
understanding and supersedes all prior and contemporaneous oral or written agreements among the parties hereto relating to the subject matter contained herein, and merges all prior and contemporaneous discussions among them. No party hereto shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party. Notwithstanding any of the terms and conditions contained in this Agreement, which the parties acknowledge and agree are substantially the same as those set forth in the separate Stock Purchase Agreement with respect to PFA, the parties hereby agree that only those provisions of this Agreement which directly apply and relate to the Company shall govern the transaction contemplated by Section 1.1 hereof.
                                             -----------

     12.2 Severability. The parties hereto expressly agree that it is not the
          ------------
intention of any party hereto to violate any public policy, statutory or common laws rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision as applied to any fact or circumstance, such articles, sections, sentences, words, clauses or combinations thereof shall be modified to the minimum extent necessary to render it valid, and it shall not affect any other provision of this Agreement or the same provisions applied to any other fact or circumstance, and the remainder of this Agreement shall remain binding upon the Parties hereto.

     12.3 Notices. Any and all notices and other communications necessary or
          -------
desirable to be served hereunder shall be either personally delivered or sent by telecopy, prepaid same-day or overnight delivery service, proof of delivery requested, or United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          (a) If to the Stockholders:

               c/o Merrill J. Oster
               219 Parkade
               Cedar Falls, Iowa 50613

               With a copy to:

               Jenner & Block
               One IBM Plaza
               Chicago, Illinois 60611
               Attention: Larry D. Blust
               Telecopier No.: (312) 527-0484

          (b) If to the Purchaser:

               Farm Journal Holdings, Inc.
               Centre Square West
               1500 Market Street
               Philadelphia, Pennsylvania 19102-2181
               Attention: President
               Telecopier No.: (215) 568-5012

          (c) With a copy to:

               John F. Dougherty, Jr., Esq.
               Stradley Ronon Stevens & Young, LLP
               2600 One Commerce Square
               Philadelphia, Pennsylvania 19103-7098
               Telecopier No.: (215) 564-8120

or to such other address or addresses as any party hereto may designate for itself from time to time in a written notice served upon the other parties hereto in accordance herewith. Any notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery, except in the case of certified or registered United States mail which shall be deemed delivered on the fifth business day next following the postmark date which it bears.

     12.4 Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

     12.5 Law to Govern. The validity, construction and enforceability of this
          -------------
Agreement shall be governed in all respects by the laws of the State of Illinois without regard to its conflict of laws rules.

     12.6 Successors and Assigns. This Agreement shall be binding upon and
          ----------------------
shall inure to the benefit of the parties hereto and their respective successors and assigns.

     12.7 Further Assurances. At any time on or after the Closing, the parties
          ------------------
hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated by this Agreement or otherwise to carry out the purpose of this Agreement.

     12.8 Gender, Number and Headings. The masculine, feminine or neuter
          ---------------------------
pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. References to the Stockholders shall also be a reference to each such Stockholder individually. The headings in this Agreement are inserted for convenience or reference only and are not a part of this Agreement.

     12.9 Schedules and Exhibits. The Schedules and Exhibits referred to herein
          ----------------------
and attached hereto are incorporated herein by such references as if fully set forth in the text hereof.

     12.10 Waiver of Provisions. The terms, covenants, representations,
           --------------------
warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     12.11 Expenses. Except as otherwise expressly provided herein, each party
           --------
shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, accountants and consultants.

     12.12 Recitals. The recitals set forth above on the initial page of this
           --------
Agreement are incorporated herein by this reference, and this Agreement shall be construed in light thereof.

     12.13 Knowledge of the Stockholders. For purposes of this Agreement, the
           -----------------------------
knowledge of the Stockholders shall be deemed to include the knowledge of each of the Stockholders or any of them after consulting with David Joerger and Merlyn VandeKrol.

     12.14 No Third Party Beneficiaries. This Agreement is made solely for the
           ----------------------------
benefit of the parties hereto and shall not give rise to any rights of any kind to third parties, including without limitation, any and all employees of the Company. In no event shall this Agreement be deemed or construed to be an offer or guarantee of continued employment to any Company employee.

     12.15 Expenses. Except as otherwise expressly provided herein, the
           --------
Stockholders and the Purchaser shall each pay all of the costs and expenses of their performance and compliance with all agreements and conditions contained in this Agreement on their part to be performed or complied with.

     12.16 Additional Definitions. When used herein, the following capitalized
           ----------------------
terms have the following meanings. Any of such terms and any other terms defined herein, may be used in the singular or plural, depending upon the reference, unless the context otherwise requires.

          "Assets" shall mean all of the right, title and interest in and to the
           ------
properties, assets and rights of any kind, wheresoever located, whether tangible or intangible, real or personal, and shall be limited to those properties, assets and rights constituting, or used in connection with, or related to the Business and owned by the Company or in which the Company has any interest, including but not limited to, all of the Company's right, title and interest in the following:

          (a) all accounts and notes receivable (whether current or non-current), refunds, deposits, prepayments or prepaid expenses and unbilled costs and fees (including without limitation any prepaid insurance premiums) of the Company;

          (b) the name Professional Market Management, Inc. and the corresponding logos and all trade names under which the Company does business in connection with the Business, together with the goodwill of the Business appertaining thereto;

          (c) all Contract rights, to the extent transferable;

          (d) all leases to which the Company is a party or by which the Company is bound and which relate to the Business or the Assets, whether oral or written;

          (e) all furniture, fixtures, furnishings, machinery, automobiles, trucks spare parts, supplies, equipment, molds patterns and other tangible personal property owned by the Company and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company's suppliers, including all warranty rights, if any, with respect thereto;

          (f) all inventory used in the conduct of the Business and owned by the Company;

          (g) all books and records;

          (h) all proprietary rights relating to the Business;

          (i) all permits and licenses, to the extent transferable;

          (j) all computer hardware and, to the extent transferable, computer software;

          (k) all insurance policies;

          (l) all available suppliers, sales, literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and facsimile numbers and purchasing records related to the Business;

          (m) all rights under, or pursuant to, all warranties, representations and guarantees made by third parties in connection with the Assets or services furnished to the Company pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable; and

          (n) all claims, causes of action, rights of recovery and rights of set-off of any kind, against any person or entity, including, but not limited to, any encumbrances or other rights to payment or to enforce payment in connection with products delivered or services provided by the Company on or prior to the Closing Date.

          (o) all goodwill of the Company.

          "Material Adverse Effect or Material Adverse Change" shall mean,
           ------------------------   -----------------------
individually or in the aggregate, any material adverse effect upon or material adverse change in the following items, (a) the financial condition or results of operation of the Company taken as a whole, or (b) the condition, prospects or going concern value of the Business taken as a whole.

          "Affiliate of Purchaser" shall not include any entitles controlled by the shareholder of the general partner of MS Farm International Limited Partnership other than through MS Farm International Limited Partnership and its successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                              FARM JOURNAL HOLDINGS, INC.


                              By:  /s/  Stanford Erickson
                                   ----------------------

                              Title:  CEO and Chairman
                                      ----------------




                              SHAREHOLDERS


                              /s/  Merrill J. Oster
                              ---------------------
                              MERRILL J. OSTER

                              /s/  Carol J. Oster
                              -------------------
                              CAROL J. OSTER



                              DAVID M. OSTER FAMILY TRUST


                              By:  /s/  David M. Oster
                                   -------------------
                                  Trustee



                              LEAH J. RIPPE FAMILY TRUST


                              By:  /s/  Leah J. Rippe
                                   ------------------
                                  Trustee

                                      -36-